ENHANCED EARNINGS DEATH BENEFIT RIDER

This rider is made part of the annuity contract to which it is attached. It changes the contract by adding certain terms and provisions to the annuity contract. This rider is subject to all of the provisions in the annuity contract that do not conflict with the provisions of this rider.

This rider may provide a death benefit in addition to that provided under the contract upon your death while this rider is in force, but in no event during the first year this rider is in force. There is an additional charge for this rider as described below.

RIDER DEATH BENEFIT

In addition to the "Death Benefit Before the Settlement Date," as described in this contract or other rider attached to this contract, we will pay the beneficiary an amount determined by multiplying the Rider Benefit Percentage shown under Contract Data by the Earnings at Death Amount (EAD).

EARNINGS AT DEATH AMOUNT (EAD)

If this rider is effective ON the Contract Date, EAD means:
The death benefit otherwise payable under the contract, minus purchase payments that have not been surrendered.

For purposes of this rider, EAD is subject to a minimum value of $0.00. EAD shall not exceed the Maximum EAD Percentage shown under Contract Data multiplied by purchase payments that have not been surrendered and are one year old or more.

If this rider is effective AFTER the Contract Date, EAD means:
The death benefit otherwise payable under the contract, minus (the greater of A or B) plus C where:

A= The contract value as of the rider effective date (but prior to any additional purchase payment or purchase payment credit being applied on such date), less any surrenders of that contract value since the rider effective date.

B= The death benefit amount otherwise payable under the contract as of the rider effective date (but prior to any additional purchase payment or purchase payment credit being applied on such date), less any surrenders of that death benefit amount since the rider effective date.

C= Any purchase payments made on or after the rider effective date that have not been surrendered.

For purposes of this rider, EAD is subject to a minimum value of $0.00. EAD shall not exceed the Maximum EAD Percentage shown under Contract Data multiplied by ((the greater of A or B) + C) where:

A= The contract value as of the rider effective date (but prior to any additional purchase payment or purchase payment credit being applied on such date), less any surrenders of that contract value since the rider effective date.

B= The death benefit amount otherwise payable under the contract as of the rider effective date (but prior to any additional purchase payment or purchase payment credit being applied on such date), less any surrenders of that death benefit amount since the rider effective date.

C= Any purchase payments made on or after the rider effective date that have not been surrendered and are one year old or more.

CHARGES FOR THE RIDER

The charge for this rider is shown under Contract Data and is multiplied against your contract value on the contract anniversary date each year prior to the settlement date. We reserve the right to adjust charges for this rider after the tenth rider anniversary. We deduct the charge on a pro-rata basis among the subaccounts and fixed account in the same proportion your value in each bears to your total contract value less any Special DCA account. Such charges will only be deducted from any Special DCA account if insufficient amounts are available from the fixed account and variable subaccounts.

If the contract is terminated for any reason, we will deduct the charge at that time, adjusted for the number of calendar days coverage was in effect during the year.


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TERMINATING THE RIDER

You may terminate this rider within 30 days following the first contract anniversary after the effective date of this rider. You may also terminate this rider within 30 days following any contract anniversary beginning with the seventh contract anniversary after the effective date of this rider.

This rider will terminate on the date you make a full surrender from the contract or on the settlement date. We reserve the right to terminate this rider or modify its terms if you change the ownership of this contract, or if your surviving spouse elects to continue the contract under the Spouse Option to Continue Contract Upon Owner's Death provision.

Upon termination of this rider, no additional death benefit, other than that provided under the contract, is payable upon your death.

This rider is effective as of the contract date of this contract unless a different date is shown here or under Contract Data.


IDS Life Insurance Company

ABCD
Secretary

131032A                             Page 2                             (09/2003)